EXHIBIT 4.9

                                                             Date: July 15, 2005

    RE: GRANT OF OPTIONS UNDER THE INTERNAL REVENUE CODE OF 1986 - 2005 PLAN

Dear: Mr. Russell Ellwanger

     Tower Semiconductor USA, Inc. (the "Company") is pleased to grant you options ("Options") to purchase Ordinary Shares, nominal value NIS 1.00 each (the "Shares"), of Tower Semiconductor Ltd. ("TSL"), pursuant to the TSL CEO Share Option Plan 2005, (the "Plan"), as of July 15, 2005 (the "Date of Grant"), as follows:

1.   Total Number of Options Granted 662,862.

2.   Type of Option:

               [X] Option intended to qualify as an incentive stock option ("ISO") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Code").

               [_] Option not intended to qualify as an Incentive Stock Option ("NSO").

3.   The exercise price of the Options shall be $1.56 per Share.

4. The Options are hereby issued (the "Option Award") to the Trustee (as defined in the Plan) for your benefit, subject to the terms and conditions hereunder and the Plan a copy of which was provided to you. You are urged to review the Plan and shall be deemed to be fully aware of all the terms and conditions governing the Options set forth in the Plan. By your signature below, you agree to be bound by the terms and conditions of the Plan.

5. Subject to the terms and conditions of the Plan and this letter, the Options granted pursuant to this letter shall become exercisable (vest) in accordance with the following schedule:

     (a) 25% of the Options shall vest on May 1, 2006;

     (b) 25% of the Options shall vest on May 1, 2007;

     (c) 25%of the Options shall vest on May 1, 2008; and

     (d) 25% of the Options shall vest on May 1, 2009.



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6.       (a) Subject to Section 6(b), the above Options will vest and become exercisable only if on the date of vesting you are still employed by the Company. Vested Options may be exercised in whole or in part, at any time within a period of ten (10) years from the Date of Grant (the "Exercise Period"). Any Option not exercised within the Exercise Period shall lapse and become void and unexercisable.

          (b) In the event of the termination of your relationship with the Company as its chief executive officer subsequent to the Date of Grant, the Options will be treated as follows:

               (i) In the event the Company terminates you without Cause (as defined in your employment agreement with the Company), all Options that were to vest over the twelve (12) months from the date of termination (as defined below) shall become fully vested and exercisable immediately upon such date of termination. All options that are vested and exercisable on the date of termination shall lapse and become unexercisable sixty (60) days from such date. Any remaining unvested options will terminate immediately upon termination.

               (ii) In the event: (a) the Company terminates you for Cause, or
          (b) you terminate your employment with the Company, all of your Options (including vested Options) will terminate immediately upon the date of termination.

          (c) Notwithstanding anything to the contrary in the Plan and subject to any applicable law, upon the Company consummating of any transaction that results in the sale of all or substantially all of the assets or shares of TSL, all Options that were to vest over the next twelve (12) months from the date such transaction is consummated shall become exercisable immediately prior to such date.

7. The procedure for exercise of the Options shall be as detailed in the Plan and on TSL's Intranet. However, the Company may change the procedures for exercise of the Options at its discretion. The Company will notify you of any changes in the procedure.

8. Any tax consequences arising from the grant or exercise of any Option Award, from the payment for Shares covered thereby or from any other event or act (of the Company, TSL, TSL's subsidiaries or you) hereunder, and commissions and other expenses relating thereto shall be borne solely by you. Furthermore, you shall agree to indemnify the Company, TSL and/or any of TSL's subsidiaries and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to you. The Company, TSL and/or any of TSL's subsidiaries and/or the Trustee may withhold any taxes, expenses and commissions from the exercise of the Options and/or the sale of the underlying Shares.


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9.   While we are not providing you any tax advice with respect to the grant of
     Options, we understand that:

          a. In the case of an ISO, the exercise of the Option, under current applicable law that is subject to change, will not be subject to U.S. federal income tax, although the excess, if any, of the Fair Market Value (as defined below) of the Shares on the date of exercise over the Fair Market Value of the Shares on the date of grant will be included in computing the alternative minimum tax for federal income tax purposes and may subject you to the alternative minimum tax in the year of exercise.

          b. The exercise of an NSO will be subject to U.S. federal income tax liability (at ordinary tax rates) upon the excess, if any, of the fair market value of the Shares on the date of exercise over their exercise price. If you are an employee or a former employee, the Company will be required to treat such excess as compensation income and withhold from your compensation or collect from you and pay to the applicable taxing authorities an amount in cash equal to a percentage of this compensation income at the time of exercise. The Company may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

          c. In the case of an NSO, if Shares are held for at least one year after exercise, any gain realized on disposition of the Shares, i.e. the excess of the sale proceeds over the basis in the Shares (which will generally be equal to the Fair Market Value of the Shares on the date of exercise), will be treated as long-term capital gain for U.S. federal income tax purposes. In the case of an ISO, if Shares transferred pursuant to the Option are held for at least one year after exercise and for at least two years after the Date of Grant, any gain realized on disposition of the Shares will also be treated as long-term capital gain for U.S. federal income tax purposes. If Shares purchased under an ISO are disposed of within one year after exercise or within two years after the Date of Grant, any gain realized on such disposition will be treated as compensation income (taxable at ordinary income rates) to the extent of the difference between the lesser of (1) the Fair Market Value of the Shares on the date of exercise, or (2) the sale price of the Shares and the exercise price. Any additional gain will be taxed as capital gain.

          d. In the case of an ISO, if you sell or otherwise dispose of any of the Shares acquired pursuant to the ISO on or before the later of (1) the date two years after the Date of Grant, or (2) the date one year after the date of exercise, you shall immediately notify the Company in writing of such disposition. You agree that you may be subject to income tax withholding by TSL or the Company on the compensation income recognized by you.

          e. In the case of an ISO, the Option shall not be considered an ISO to the extent that the aggregate Fair Market Value (determined at the time each ISO is granted) of the Shares with respect to which Options designated as ISOs are exercisable for the first time by you during any calendar year exceeds $100,000 or if you own shares representing more than 10% of the voting power of TSL or the Company ISO's at the time of the Option Award; such Options shall be treated as NSOs. Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted. For the purposes of this letter, "Fair Market Value" means the last reported sales price of the Company's Shares as reported by NASDAQ or the principal national securities exchange upon which the Company's Shares are listed or traded.


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          f. You are hereby informed that other and/or additional tax consequences may be applicable to you with respect to the particular circumstances relating to the grant or exercise of any Option Award or from the payment for Shares covered thereby or from a change in your residence or from any other event or act under applicable law, and the above provisions are not a comprehensive description of all tax law provisions which may apply to you and do not replace professional tax advice in these matters.

10. The Options pursuant to this letter will be issued once you sign and return to the Company: (I) this letter and (II) any other form which is required under applicable law and which will be provided to you by the Company.

11. All notices, consents and other communications under this Agreement shall be sent in writing and shall be deemed to have been given when (a) delivered by hand, (b) mailed by certified or registered mail, return receipt requested or express delivery service, or (c) when received by the addressee, if sent by Express Mail, Federal Express or other express service, in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate as to itself by notice to the other parties).

          (a) If to you, at your address listed beneath your signature below;

          (b) If to the Company: Human Resources Department, Tower Semiconductor USA, Inc., 2350 Mission College Blvd. #500, Santa Clara, CA 95054;

          (c) If with respect to Option exercise procedures: sob@tamfish.com or facsimile no: 972-3-6849282.

                                                            Sincerely,

                                                   Tower Semiconductor USA, Inc.


Approved & accepted:

Tower Semiconductor Ltd.


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     I HEREBY ACKNOWLEDGE THAT A COPY OF THE PLAN HAS BEEN PROVIDED TO ME AND
REPRESENT THAT I AM FAMILIAR WITH THE TERMS AND PROVISIONS THEREOF, AND HEREBY ACCEPT THIS OPTION SUBJECT TO ALL OF THE TERMS AND PROVISIONS THEREOF. I FURTHER ACKNOWLEDGE THAT I AM AWARE THAT (I) THE ADDITIONAL SHARES AND OPTIONS WILL BE ISSUED IN THE FUTURE TO VARIOUS ENTITIES AND INDIVIDUALS, AS MAY BE DETERMINED BY THE COMPANY OR TSL IN THEIR SOLE DISCRETION; AND (II) TSL MAY INCREASE ITS SHARE CAPITAL BY NEW SECURITIES IN SUCH AMOUNT AS IT FINDS EXPEDIENT; AND I HEREBY WAIVE ANY CLAIM I MIGHT OR MAY HAVE REGARDING SUCH ISSUANCE OR INCREASE. I HAVE REVIEWED THE PLAN AND THIS OPTION IN THEIR ENTIRETY, HAVE HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO EXECUTING THIS OPTION AND FULLY UNDERSTAND ALL PROVISIONS OF THE OPTION. I HEREBY AGREE TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE BOARD OF DIRECTORS OF THE COMPANY AND TSL'S UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS OPTION. I FURTHER AGREE TO NOTIFY THE COMPANY UPON ANY CHANGE IN THE ADDRESS INDICATED BELOW.

Name of Employee: ___________

Date: _____________

Employee signature: _____________________

Employee Social Security number: ___________________

Employee address:   _____________________